Press Contact:
Ben A. Plotkin, Chief Executive Officer of           David Finkelman
Leonard J. Stanley, Chief Administrative Officer     Corporate Communications
Ryan, Beck & Co.                                     BankAtlantic Bancorp, Inc.
(973) 597-6000                                       (954) 760-5317

                             FOR IMMEDIATE RELEASE:

              RYAN, BECK ANNOUNCES PROPOSED STRATEGIC ALLIANCE WITH BANKATLANTIC BANCORP AND ACQUISITION OF ASSET MANAGEMENT FIRM

         LIVINGSTON,  NJ - February 10, 1998 -- Ryan, Beck & Co., Inc.  (NASDAQ:
RBCO), today announced that it has entered into a definitive agreement with BankAtlantic Bancorp, Inc. (NYSE: BBX; NASDAQ: BANC) whereby all of Ryan, Beck's outstanding common shares would be acquired by BankAtlantic Bancorp in a tax free exchange for BankAtlantic Bancorp's Class A Common Stock. The agreement contemplates the continued operation of Ryan, Beck as an autonomous independent subsidiary of BankAtlantic Bancorp under the direction of the current management of Ryan, Beck. BankAtlantic Bancorp is a Fort Lauderdale, Florida based financial services holding company.

         The agreement establishes a fixed exchange ratio of .609 shares of BankAtlantic Bancorp Class A Common Stock for each share of Ryan, Beck until the payment on February 18, 1998 of BankAtlantic Bancorp's recent 5 for 4 stock split, after which date the ratio will be adjusted upward to .761 shares. Based upon the closing price of BankAtlantic Bancorp on February 9, 1998, the value of the agreement to Ryan, Beck shareholders is $9.75 per share, or an aggregate consideration of approximately $38.1 million. BankAtlantic Bancorp has Class A (non-voting) and Class B common stock outstanding. The Class A common stock is traded on the NYSE under the symbol "BBX." Ryan, Beck will have the right to terminate the agreement if the value per Ryan, Beck share, based upon the specified 10 day period prior to closing, is less than $8.28.

         The agreement contemplates a strategic alliance between Ryan, Beck & Co. and BankAtlantic Bancorp in which Ryan, Beck's capital markets expertise will be available to BankAtlantic Bancorp. Also, BankAtlantic Bancorp will be furnishing substantial new capital to Ryan, Beck in order to enable it to accelerate the expansion of its business. The agreement, when consummated, also will establish an incentive and retention pool, under which shares of BankAtlantic Bancorp's Class A common stock equal in the aggregate to approximately 20% of the transaction value will be allocated to key employees of Ryan, Beck and the allocated shares, subject to certain exceptions, will be distributed in four years to an employee who remains with Ryan, Beck for that period.

         The BankAtlantic Bancorp agreement is subject to the receipt of all regulatory approvals and approval of the shareholders of Ryan, Beck at a shareholders meeting, which will be called shortly. Ryan, Beck expects that the transaction will be closed during the second quarter of 1998 and thereafter Ryan, Beck will operate as an autonomous independent subsidiary of BankAtlantic Bancorp.

         Ryan Beck also simultaneously announced an agreement to acquire for stock and cash Cumberland Advisors, a Vineland, New Jersey based money manager with approximately $400 million under management. Under the agreement,
Cumberland will become a subsidiary of Ryan, Beck and will continue to do business as Cumberland. Ryan, Beck also acquired Cumberland Consulting, a Vineland, New Jersey based financial advisor to state and local governmental units.

         The agreement with Cumberland is an earn-out transaction which provides for receipt of more shares in the future if Cumberland performs well and tile return of a portion of the shares initially issued if Cumberland does not perform up to certain benchmarks. Initially, 167,742 shares of Ryan, Beck common stock will be issued. The transaction with Cumberland is subject to certain consents and approvals but is not conditioned upon a shareholder vote by Ryan, Beck and is not contingent upon the approval of the BankAtlantic Bancorp transaction. The Cumberland transaction is expected to close in the first quarter of 1998.

         Commenting oil the proposed transactions. Ryan. Beck President and Chief Executive Officer Ben A. Plotkin stated, "We are excited about the potential benefits of the BankAtlantic Bancorp transaction for our clients. our employees and, most importantly, our shareholders. For our retail and investment banking clients, tile transaction is structured to preserve tile independence of Ryan, Beck & Co., which will ensure continued excellence in our products and service. The additional capital provided by this agreement will enable Ryan, Beck to substantially expand our market making and capital markets activities. For our employees, the substantial stock incentive plan will provide continued incentives to build the Firm. The acquisition of Cumberland Advisors will dramatically expand the money management products Ryan, Beck can offer its customers."

         Alan B. Levan, Chairman of BankAtlantic Bancorp, stated, "We have been a client of Ryan, Beck for years and have great confidence in the Firm. This investment will not only enable the expansion of Ryan, Beck as an independent entity, but also is in the best interest of BankAtlantic Bancorp shareholders as it will lead to further growth in non-interest income."

         Ryan, Beck & Co. Chairman Richard B. Neff commented, "For our shareholders, the transaction offers the ability to exchange Ryan, Beck shares into an actively traded stock of an exciting company. I share Ben Plotkin's excitement about this transaction."

         Ryan Beck is headquartered in Livingston, New Jersey and engages in underwriting, market making, distribution, and trading, of bank and thrift equity and debt securities, and tax-exempt bonds; consulting, research, and financial advisory services to the financial services industries; insurance products and general securities brokerage. The Firm has offices in New Jersey, Pennsylvania and Florida.

         BankAtlantic Bancorp is the parent company of BankAtlantic which, with assets of $3.1 billion, is the largest financial institution based in Florida. BankAtlantic Bancorp operates 65 full-service branches in Broward. Dade. Palm Beach, Sarasota, Lee, Charlotte, Osceola, Hagler, Hernando and Manatee counties. At December 31. 1997, BankAtlantic Bancorp marked its sixth consecutive year of record earnings.